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                                                                    EXHIBIT 16.1




March 28, 2001

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington D. C. 20549


Dear Sir/Madam,

We have read paragraphs (ii), (iv), (v), (vii), (viii) and (ix) included in Item 4 in Form 8-K dated March 28, 2001 of 4-D Neuroimaging to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein. We make no comment regarding paragraphs (i), (iii) and (vi) included in Item 4.

Very truly yours,


/s/ ARTHUR ANDERSEN LLP
ARTHUR ANDERSEN LLP

Cc: Dr. D. Scott Buchanan, Ph.D., President and Chief Executive Officer, 4-D Neuroimaging